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Exhibit 10(ii) - Amendment dated March 27, 2001 to the MAF Bancorp, Inc. Stock
                          Option Gain Deferral Plan.
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                           CERTIFICATE OF RESOLUTION

I, Carolyn Pihera, do hereby certify that I am the duly elected and acting Secretary of MAF Bancorp, Inc., and the following is a true and correct copy of a certain resolution adopted by the Board of Directors of said Corporation at their regular meeting held on March 27, 2001, at which meeting a quorum of the members of said Board were present and acting throughout:

WHEREAS, the definition of "Overall Tax Rate" contained in the MAF Bancorp Gain Deferral Plan (the "Gain Deferral Plan") does not contemplate any decline in tax rates and the Board desires to amend this definition to provide for the possibility of a change in tax rates;

NOW THEREFORE BE IT HEREBY RESOLVED, that pursuant to Section 9.1 of the Gain Deferral Plan, the definition of "Overall Tax Rate" contained in Section 2.1 is hereby amended to read as follows:

     "Overall Tax Rate" means the lesser of: (a) 42.6%, or (b) the sum of the highest federal income tax rate, highest state of Illinois personal income tax rate and highest Medicare tax rate, then in effect.

I do further certify that the foregoing resolution has not been altered or amended, but remains in force and effect.

IN WITNESS WHEREOF, I have executed this Certificate and affixed the Corporation's seal this 2/nd/ day of April, 2001.

/s/ Carolyn Pihera
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Corporate Secretary